Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this “Amendment”), dated as of August 31, 2009, is made and entered into by and between Marvel Entertainment, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of August 22, 2000 (the “Rights Agreement”) as amended by that certain Amendment to Rights Agreement, dated November 30, 2001, and that certain Amendment No. 2 to Rights Agreement, dated as of October 7, 2002;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with The Walt Disney Company, a Delaware corporation (“Parent”), Maverick Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Maverick Merger Sub, LLC a single member Delaware limited liability company and wholly owned subsidiary of Parent, pursuant to which: (i) Merger Sub will be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease; and (ii) in connection with the Merger, certain stockholders of the Company will enter into Voting Agreements with Parent (the “Voting Agreements”);

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt, among other things, the Merger Agreement, the Voting Agreements, the approval, execution, delivery and amendment thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment; and

WHEREAS, (i) Section 26 of the Rights Agreement provides that the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights, Common Shares or 8% Preferred Shares; (ii) pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement; and (iii) pursuant to Section 26 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that this Amendment complies with the terms of Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Rights Agreement.

(a)	The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1.1 or this Agreement to the contrary neither The Walt Disney Company, a Delaware corporation (“Parent”), nor Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) nor Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“LLC”), nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be or become an “Acquiring Person” solely by virtue of, or as a result of (i) the approval, execution, delivery and amendment of the Agreement and Plan of Merger, dated as of August 31, 2009, by and among the Company, Parent, Merger Sub and LLC (the “Merger Agreement”), (ii) the approval, execution, delivery and amendment of the Voting Agreement, dated as of August 31, 2009, by and between Parent and certain stockholders of the Company (together with the Merger Agreement, the “Transaction Documents”), (iii) the public announcement of the Transaction Documents or any of the transactions contemplated thereby, including, but not limited to, the Merger (as defined in the Merger Agreement), and (iv) the performance or consummation of the transactions contemplated by the Transaction Documents, including, without limitation, the Merger (the foregoing actions being referred to as the “Permitted Events”).”

(b)	The definitions of “Beneficial Owner” and “beneficially own” in Section 1.3 of the Rights Agreement are amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Section 1.3 or this Agreement to the contrary, neither Parent, nor Merger Sub, nor LLC, nor any of their respective Affiliates or Associates, either individually or together, shall be deemed to be a ‘Beneficial Owner’ of, or to ‘beneficially own’, any securities solely by virtue of, or as a result of, any Permitted Event.”

(c)	The definition of “Shares Acquisition Date” in Section 1.10 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Section 1.10 or this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

(d)	The definition of “Trigger Event” in Section 1.12 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Section 1.12 or this Agreement to the contrary, a Trigger Event shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event.”

(e)	Section 3.1 of the Rights Agreement is hereby deleted in its entirety and restated as follows:

Rights Represented by Share Certificates. Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day after the date of the commencement of, or first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person (other than an Exempt Person) becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares of the Company (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”; provided, that, notwithstanding anything in this Section 3.1 or this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event), (x) the Rights (unless earlier expired, redeemed or terminated) will be represented (subject to the provisions of Section 3.2) by the certificates for Common Shares and 8% Preferred Shares registered in the names of the holders thereof (which certificates for Common Shares and 8% Preferred Shares shall also be deemed to be Right Certificates) and not by separate certificates, and (y) the Rights (and the right to receive certificates therefor) will be transferable only in connection with the transfer of the underlying Common Shares and 8% Preferred Shares. The preceding sentence notwithstanding, prior to the occurrence of a Distribution Date as a result of an event described in clause (ii) (or such later Distribution Date as the Board of Directors of the Company may select pursuant to this sentence), the Board of Directors may postpone, one or more times, the Distribution Date which would occur as a result of an event described in clause (ii) beyond the date set forth in such clause (ii). Nothing herein shall permit such a postponement of a Distribution Date after a Person becomes an Acquiring Person, except as a result of the operation of Section1.1.1. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company (or, if requested, the Rights Agent) will send, by first-class, postage-prepaid mail, to each record holder of Common Shares and 8% Preferred Shares or both as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, one or more certificates for Rights, in substantially the form of Exhibit B hereto (a “Right Certificate”), representing one Right (subject to adjustment as provided herein) for each Common Share or 1.039 Rights (subject to adjustment as provided herein) for each 8% Preferred Share so held. As of the Distribution Date, the Rights will be represented solely by such Right Certificates.

(f)	Section 7.1 of the Rights Agreement is hereby deleted in its entirety and restated as follows:

“7.1 Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights represented thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a Class A Preferred Share (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on September 15, 2010 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger of other acquisition transaction involving the Company pursuant to an agreement of the type described in Sections 1.3(2)(A)(z) and 13.3, at which time the Rights are terminated, (iv) the time at which the Rights are exchanged as provided in Section 27, or (v) immediately prior to the Effective Time (as defined in the Merger Agreement), at which time (A) this Agreement shall be terminated and be without any further force or effect, (B) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, and (C) no registered holder of Right Certificates (and, prior to the Distribution Date, Common Shares and 8% Preferred Shares) and no other Person shall be entitled to any legal or equitable right, remedy or claim under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

(g)	Section 13.3 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Section 13.3 or this Agreement to the contrary, the Permitted Events have been approved by the Board of Directors of the Company and are deemed to be “Approved Acquisitions” pursuant to the terms of this Section 13.3.”

(h)	Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Nothing in this Agreement shall be construed to give any registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares and the 8% Preferred Shares) or any Person any legal or equitable right, remedy or claim under this Agreement solely by virtue of, or as a result of, any Permitted Event.”

(i)	The Rights Agreement is amended to add a new Section 35, which shall read in its entirety as follows”

“Section 35. Notice of the Effective Time. The Company shall promptly notify the Rights Agent upon the occurrence of the Effective Time.”

2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 26 of the Rights Agreement and directs the Rights Agent to execute this Amendment.

3. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

6. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

7. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect in the event of the termination of the Merger Agreement for any reason.

8. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

9. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

MARVEL ENTERTAINMENT, INC.

By:	/s/ John Turitzin
Name:	John Turitzin
Title:	Executive Vice President, Office of the Chief Executive

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Felix Orihuela
Name:	Felix Orihuela
Title:	Vice President